EXHIBIT 99.1

II-VI Incorporated Reports Record Quarterly Bookings and Revenues; Increases Fiscal Year 2011 Guidance

PITTSBURGH, Jan. 25, 2011 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its second fiscal quarter ended December 31, 2010.

On January 4, 2010, the Company completed its acquisition of Photop Technologies, Inc. (Photop). Company results include Photop's results for the three and six months ended December 31, 2010. On December 7, 2010, the Company completed its acquisition of Max Levy Autograph, Inc. (MLA). Company results for the quarter and six months ended December 31, 2010 include the operating results of MLA since the acquisition date.

Bookings for the quarter increased 71% to a record $134,128,000, compared to $78,311,000 in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2010 increased 62% to $246,178,000 from $151,647,000 for the same period last fiscal year. Included in bookings for the three and six months ended December 31, 2010 were $29.6 million and $57.6 million, respectively, of bookings attributable to Photop.  Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 76% to a record $120,887,000 from $68,785,000 in the second quarter of last fiscal year. Revenues for the six months ended December 31, 2010 increased 79% to $241,021,000 from $134,323,000. Included in revenues for the three and six months ended December 31, 2010 were $31.0 million and $57.7 million, respectively, of revenues attributable to Photop.

Net earnings attributed to II-VI Incorporated for the quarter were $19,157,000, or $0.60 per share-diluted, compared with net earnings of $5,981,000, or $0.20 per share-diluted, in the second quarter of last fiscal year. For the six months ended December 31, 2010, net earnings attributable to II-VI Incorporated were $37,524,000 or $1.18 per share-diluted compared to net earnings of $12,287,000 or $0.41 per share-diluted in the second quarter of last fiscal year.

Francis J. Kramer, president and chief executive officer said, "During the quarter we continued to experience strong customer demand across all markets. Bookings were up 71%, revenues increased 76% and earnings tripled from the year-ago quarter. Orders in the Infrared Optics and Military & Materials segments were particularly robust – up 45% and 60%, respectively, from the year-ago quarter and 14% and 94%, respectively, from September 30, 2010. As a result, our order backlog stands at $163.5 million, an increase of 36% from December 31, 2009 and 10% from September 30, 2010. Company earnings benefited from operating efficiencies."

Kramer concluded, "We continue to generate significant cash from operations. We used some of it to finance the MLA acquisition. In addition, we made strategic capital investments across all businesses to adjust production capacity to meet increased market demand. After those expenditures, our net cash position increased more than $6 million during the quarter. Positive market momentum, strong operating performance and a record order backlog allowed us to increase our revenue and earnings guidance for the remainder of the fiscal year."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended December 31,			Six Months Ended December 31,
	2010	2009	% Increase	2010	2009	% Increase

Bookings:
Infrared Optics	$47,006	$32,444	45%	$88,308	$60,614	46%
Near-Infrared Optics	35,906	11,603	209%	69,722	24,331	187%
Military & Materials	29,600	18,488	60%	44,871	37,491	20%
Compound Semiconductor Group	21,616	15,776	37%	43,277	29,211	48%
Total Bookings	$134,128	$78,311	71%	$246,178	$151,647	62%

Revenues:
Infrared Optics	$40,642	$31,186	30%	$81,868	$60,353	36%
Near-Infrared Optics	41,418	10,280	303%	78,363	19,181	309%
Military & Materials	19,467	15,162	28%	39,602	30,804	29%
Compound Semiconductor Group	19,360	12,157	59%	41,188	23,985	72%
Total Revenues	$120,887	$68,785	76%	$241,021	$134,323	79%

Segment Earnings:
Infrared Optics	$9,420	$5,164	82%	$18,068	$10,040	80%
Near-Infrared Optics	8,068	86	9,281%	14,949	1,108	1,249%
Military & Materials	3,425	1,503	128%	7,146	3,758	90%
Compound Semiconductor Group	3,775	445	748%	7,186	788	812%
Total Segment Earnings	$24,688	$7,198	243%	$47,349	$15,694	202%

Outlook

For the third fiscal quarter ending March 31, 2011, the Company currently forecasts revenues to range from $115 million to $120 million and earnings per share to range from $0.48 to $0.53. Comparable results for the quarter ended March 31, 2010 were revenues of $97.5 million and earnings per share of $0.33. For the fiscal year ending June 30, 2011, the Company expects revenues to range from $475 million to $485 million and earnings per share to range from $2.20 to $2.29. Results for the year ended June 30, 2010 were revenues of $345.1 million and earnings per share of $1.25. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, January 25, 2011 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/65u7sso. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial lasers and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of Electro-Magnetic Interference. In the Company's Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Revenues
Net sales:
Domestic	$46,361	$36,429	$93,540	$70,300
International	72,123	30,518	143,019	60,258
	118,484	66,947	236,559	130,558
Contract research and development	2,403	1,838	4,462	3,765
Total Revenues	120,887	68,785	241,021	134,323

Costs, Expenses & Other Expense (Income)
Cost of goods sold	68,960	41,254	138,223	79,643
Contract research and development	1,891	1,125	3,526	2,404
Internal research and development	3,357	2,287	7,203	4,722
Selling, general and administrative	21,991	16,921	44,720	31,860
Interest expense	25	19	55	43
Other expense (income), net	460	(205)	(1,602)	(132)
Total Costs, Expenses, and Other Expense (Income)	96,684	61,401	192,125	118,540

Earnings Before Income Taxes	24,203	7,384	48,896	15,783

Income Taxes	4,948	1,400	11,240	3,500

Net Earnings	19,255	5,984	37,656	12,283
Less: Net Earnings (Loss) Attributable to Noncontrolling Interests	98	3	132	(4)
Net Earnings Attributable to II-VI Incorporated	$19,157	$5,981	$37,524	$12,287
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$0.60	$0.20	$1.18	$0.41
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$0.62	$0.20	$1.21	$0.42

Average Shares Outstanding - Diluted	31,890	30,063	31,745	29,973
Average Shares Outstanding - Basic	31,039	29,576	30,972	29,562

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
($000)
	December 31, 2010	June 30, 2010
Assets
Current Assets
Cash and cash equivalents	$119,274	$108,026
Accounts receivable	85,432	78,624
Inventories	100,953	81,397
Deferred income taxes	6,333	5,382
Prepaid and refundable income taxes	7,051	4,294
Prepaid and other current assets	9,921	10,547
Total Current Assets	328,964	288,270
Property, plant & equipment, net	123,237	117,937
Goodwill	66,135	56,088
Other intangible assets, net	23,878	24,995
Investments	15,436	15,269
Deferred income taxes	4,307	3,029
Other assets	4,878	3,393
Total Assets	$566,835	$508,981

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$20,730	$21,347
Accruals and other current liabilities	57,196	51,838
Total Current Liabilities	77,926	73,185
Long-term debt	3,694	3,384
Deferred income taxes	5,724	6,195
Other liabilities	17,500	15,357
Total Liabilities	104,844	98,121

Total II-VI Incorporated Shareholders' Equity	461,402	410,353
Noncontrolling Interests	589	507
Total Shareholders' Equity	461,991	410,860
Total Liabilities and Shareholders' Equity	$566,835	$508,981

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)
	Six Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$33,012	$31,250

Cash Flows from Investing Activities
Additions to property, plant and equipment	(14,668)	(6,691)
Purchase of business, net of cash acquired	(12,813)	--
Investment in unconsolidated business	(1,180)	(2,989)
Proceeds from collection of note receivable	2,000	--
Payment on deferred purchase price	--	(997)
Other investing activities	240	148
Net cash used in investing activities	(26,421)	(10,529)

Cash Flows from Financing Activities
Proceeds from exercises of stock options	3,278	536
Excess tax benefits from share-based compensation expense	1,813	154
Payments on long-term borrowings	--	(558)
Net cash provided by financing activities	5,091	132

Effect of exchange rate changes on cash and cash equivalents	(434)	(324)

Net increase in cash and cash equivalents	11,248	20,529

Cash and Cash Equivalents at Beginning of Period	108,026	95,930
Cash and Cash Equivalents at End of Period	$119,274	$116,459

II-VI Incorporated and Subsidiaries
Other Selected Financial Information
($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

EBITDA	$31,073	$11,461	$62,630	$23,914
Cash paid for capital expenditures	$9,387	$4,144	$14,668	$6,691
Net payments on indebtedness	$--	$--	$--	$558
Share-based compensation expense, pre-tax	$2,242	$1,670	$5,983	$4,103

Reconciliation of Segment Earnings and EBITDA to Net Earnings	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Total Segment Earnings	$24,688	$7,198	$47,349	$15,694
Interest expense	25	19	55	43
Other expense (income), net	460	(205)	(1,602)	(132)
Income taxes	4,948	1,400	11,240	3,500
Net earnings	$19,255	$5,984	$37,656	$12,283

EBITDA	$31,073	$11,461	$62,630	$23,914
Interest expense	25	19	55	43
Depreciation and amortization	6,845	4,058	13,679	8,088
Income taxes	4,948	1,400	11,240	3,500
Net earnings	$19,255	$5,984	$37,656	$12,283
CONTACT: Craig A. Creaturo
         Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com
         Homepage:  www.ii-vi.com